Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Home Solutions of America, Inc. (the "Company") on Form S-3 Amendment No. 1 (Registration No. 333-130317) of our report dated March 18, 2005, on our audit of the financial statements of the Company as of December 31, 2004, and for the two years then ended, which report is included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 28, 2005.  We also consent to the use of Corbin & Company, LLP's name as it appears under the caption "Experts."

                                                                                                                /s/ CORBIN & COMPANY, LLP

Irvine, California
January 4, 2006